Filed Pursuant To Rule 433

Registration No. 333-275079

December 12, 2023

From: The Grayscale Team
To: All Recipients

Subject Line: Join Grayscale for GBTC Holiday Analyst Cocktails

Good Morning,

We are delighted that you are joining the Grayscale team for holiday cocktails tonight.

Please feel free to bring a colleague (RSVP here), and don’t hesitate to reach out if you have any questions.

Date: Tuesday, December 12 from 5PM-7PM Location: The Yale Club, 50 Vanderbilt Avenue, New York, NY

All the best,

The Grayscale Team

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.

This message is intended only for the addressee. Please notify the sender by e-mail if you are not the intended recipient. If you are not the intended recipient, you may not copy, disclose, or distribute this message or its contents to any other person and any such actions may be unlawful. Grayscale Investments, LLC (“Grayscale”) reserves the right to monitor and review the content of all messages sent to or from this e-mail address. Messages sent to or from this e-mail address may be stored on the Grayscale e-mail system and archived in accordance with any applicable laws and regulations. The information contained in this email communication and any attachments is for informational purposes only and should not be regarded as an offer to sell or a solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be in violation of applicable local laws. It does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of specific investors. Any price or value of the investment referred to in this email communication and the income from such investments may fluctuate, and investors may realize losses on these investments, including a loss of principal. Past performance is not indicative or a guarantee of future performance. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, legal or other advisers regarding any potential investment. The information and any opinions contained in this email communication have been obtained from sources that we consider reliable, but we do not represent such information and opinions are accurate or complete, and thus should not be relied upon as such. Grayscale is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investment products managed by GSA are registered under the Investment Company Act of 1940. Any private placement securities referenced herein are marketed and/or sold through Grayscale Securities, LLC (Member FINRA/SIPC).

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.